SHIKAZE RALSTON
CHARTERED ACCOUNTANTS


October 27, 1997



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.
20549-1004

Ladies and Gentlemen:

     We were previously principal accountants for HealthCare Capital Corp., and, pursuant to our Auditors' Report dated October 24, 1997, reported on the consolidated financial statements of HealthCare Capital Corp. (and subsidiaries) as of and for the year ended July 31, 1996. Effective December 20, 1996, our appointment as principal accountants was terminated. We have read the statements regarding such termination included under Item 8-Changes in and Disagreements with Accountants on Accounting and Financial Disclosure, contained in HealthCare Capital Corp.'s Annual Report on Form 10-KSB for the fiscal year ended July 31, 1997, and we agree with such statements.

Yours very truly,

SHIKAZE RALSTON

/s/ Ron D. Miller
Ron D. Miller, C.A., C.B.V.
Partner